Exhibit 99.1

Sitio Royalties REPORTS FOURTH QUARTER AND FULL YEAR 2023 OPERATIONAL AND FINANCIAL RESULTS, recent developments, and provides full year 2024 guidance

Announces DEFINITIVE AGREEMENT to acquire 13,062 nras in the dj basin for $150 million(1)

Announces $200 Million share repurchase program and updated return of capital framework

CLOSED ON PREVIOUSLY ANNOUNCED SALE OF ANADARKO AND APPALACHIA ASSETS FOR $114 MILLION

DECLARED $0.51 DIVIDEND PER SHARE OF CLASS A COMMON STOCK for FOURTH quarter 2023 issues full year 2024 financial and operational guidance, with pro forma production range of 35,000 – 38,000 BOE/d (49% – 51% Oil)(2)

DENVER, Colorado—February 28, 2024— Sitio Royalties Corp. (NYSE: STR) (“Sitio”, “STR” or the “Company”) today announced operational and financial results for the quarter and year ended December 31, 2023. Unless the context clearly indicates otherwise, references to “we,” “our,” “us” or similar terms refer to Sitio and its subsidiaries.

FOURTH QUARTER 2023 OPERATIONAL AND FINANCIAL HIGHLIGHTS

•
4Q 2023 average daily production volume of 35,776 barrels of oil equivalent per day ("Boe/d") (47% oil); Pro forma 4Q 2023 average daily production volume of 36,623 Boe/d (49% oil)(3)
•
Declared 4Q 2023 dividend of $0.51 per share of Class A Common Stock, an increase of $0.02 per share, or approximately 4% higher compared to the 3Q 2023 dividend
•
Record high pro forma net line-of-sight (“LOS”) wells of 53.4 as of December 31, 2023, comprised of 34.4 net spuds and 19.0 net permits; Approximately 78% of pro forma net LOS wells are in the Permian Basin and 14% in the DJ Basin(4)
•
4Q 2023 net loss of $91.7 million, compared to 3Q 2023 net income of $0.3 million; decrease primarily driven by a $144.5 million non-cash loss on sale of assets in the Appalachian and Anadarko Basins, decreased average daily production volumes of 1,124 Boe/d and a $1.06 per Boe decrease in realized hedged commodity prices
•
4Q 2023 Adjusted EBITDA(5) of $134.9 million, down by 5.3% sequentially from 3Q 2023 Adjusted EBITDA, primarily due to decreased average daily production volumes of 3.0% and a 2.3% decrease in realized hedged prices per Boe
•
4Q 2023 Pro Forma Adjusted EBITDA(6) of $143.6 million, including contribution from the DJ Basin Acquisition(1) and 4Q23 Stock Acquisition(7) assets for the entire quarter
•
During 4Q 2023, reduced long-term debt by $131.1 million, resulting in liquidity of $588.2 million as of December 31, 2023

RECENT DEVELOPMENTS – DJ BASIN ACQUISITION HIGHLIGHTS

•
In January 2024, signed definitive agreement with an undisclosed third party to acquire 13,062 NRAs in the DJ Basin (the "DJ Basin Acquisition"), of which approximately 77% are in the Wattenberg Field in Weld County, for $150 million, subject to customary closing adjustments; Effective date of October 1, 2023 and expected to close in early 2Q 2024
•
Expected to fund acquisition with cash on hand, cash generated from operations and revolving credit facility borrowings
•
Represents a 4.0x purchase multiple of asset level cash flow for the twelve months ending September 30, 2024
•
Resulted in $0.04 per share increase to 4Q 2023 return of capital and is expected to be 6% accretive to Sitio's standalone 2024 return of capital per share
•
4Q 2023 average daily production volume of 2,609 Boe/d (41% oil) and asset level cash flow of $8.6 million

•
Top operators by production volumes are Chevron Corporation, Civitas Resources and Occidental Petroleum Corporation
•
As of February 19, 2024, approximately 75% of rigs in the entire DJ Basin were on the DJ Basin acquisition acreage, an increase of 3x relative to rigs on Sitio's legacy DJ Basin acreage
•
Net LOS wells of 5.1 as of December 31, 2023, comprised of 3.4 net spuds and 1.7 net permits; Strong visibility of activity through 1Q 2030 because approximately 21% of NRAs have exposure to multi-year Comprehensive Area Plans ("CAP") or Oil and Gas Development Plans ("OGDP")
•
Estimated remaining inventory of 9.6 net locations, with 73% in the Wattenberg Field and approximately 26% in CAPs or OGDPs as of December 31, 2023

UPDATED RETURN OF CAPITAL FRAMEWORK

•
On February 28, 2024, Sitio’s Board of Directors authorized a $200 million share repurchase program, which has no expiration date and is expected to commence in early March 2024
•
New return of capital framework creates additional flexibility for the Company to maximize long-term value for shareholders
•
The Company is revising its return of capital framework to include both cash dividends and share repurchases effective 1Q 2024, with no impact on 4Q 2023 distributions:
o
Minimum of 65% of Discretionary Cash Flow (“DCF”): Allocated to total return of capital (minimum cash dividend and mix of additional cash dividends and/or share repurchases)
▪
Minimum of 35% of DCF: Allocated to cash dividends; Represents an approximate 5% yield based on 4Q 2023 Pro Forma DCF
▪
Minimum of 30% of DCF: Allocated to additional cash dividends, share repurchases or a mix of both
o
Up to 35% of DCF: Allocated to balance sheet management and opportunistic cash acquisitions; no changes from previous return of capital framework

4Q 2023 and 2H 2023 RESULTS RELATIVE TO 2H 2023 GUIDANCE

The table below shows fourth quarter 2023 and second half 2023 results relative to financial and operational guidance for the second half of 2023 that was issued on November 8, 2023.

2H 2023 Guidance Metric	4Q 2023 Results	2H 2023 Results	4Q 2023 Pro Forma(3)	2H 2023 Guidance (November 8, 2023)
Average daily production (Boe/d)	35,776	36,338	36,623	35,000 – 37,000
Oil %	47%	47%	49%	49% – 51%
Gathering and transportation ($/Boe)	$1.58	$1.47	$1.52	$1.25 – $1.50
Cash G&A ($ in millions)	$6.6	$14.0	$6.6	$27.0–$28.0(annual)
Production taxes (% of royalty revenue)	9.8%	8.8%	9.6%	6% – 8%
Reported cash tax rate (% of pre-tax income/loss)(8)	NM	NM	NA	2% – 4%

Chris Conoscenti, Chief Executive Officer of Sitio commented, “In the fourth quarter, we continued to advance our strategic efforts through active portfolio management and returns-focused capital allocation. We are already off to a great start in 2024 as we entered into an agreement to acquire over 13,000 NRAs in the DJ Basin for a compelling price that is accretive for our shareholders. As we reallocate capital from the recently closed divestiture of assets in the Appalachia and Anadarko Basins into these higher returning assets, we will have transformed our current DJ Basin position into a leading position with enhanced exposure to the Greater Wattenberg Field. Additionally, I'm excited to announce that the Board of Directors has authorized a $200 million share repurchase program as part of our new return of capital framework, which provides us with another method to enhance long-term shareholder value. This repurchase program is a reflection of the confidence we have in the fundamentals of our business. We still plan to allocate at least 65% of DCF to return of capital and utilize the remainder of DCF to pay down debt and make opportunistic cash acquisitions. Under our updated return of capital framework, we intend to allocate a minimum of 35% of DCF to cash dividends and at least 30% of DCF to additional cash dividends, share repurchases or a mix of both.”

(1) Definitive agreement to acquire DJ Basin assets from an undisclosed third party signed in January 2024 and is expected to close in early 2Q 2024; $150 million purchase price and final NRAs subject to customary closing adjustments

(2) Includes production from the DJ Basin Acquisition for full year 2024 as if the transaction had closed on January 1, 2024

(3) Represents 4Q 2023 metrics plus 4Q 2023 metrics from the DJ Basin Acquisition and 4Q23 Stock Acquisition (collectively the “Oct’23 Effective Date Acquisitions”) as if they were owned on October 1, 2023 and excludes 4Q 2023 metrics from the Appalachian and Anadarko

Basin assets that were divested on December 22, 2023; Metrics include production volumes, gathering and transportation costs, and production taxes, as appropriate

(4) Includes net wells from the DJ Basin Acquisition as of December 31, 2023

(5) For definitions of non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures, please see “Non-GAAP financial measures”

(6) 4Q 2023 Pro Forma Adjusted EBITDA represents 4Q 2023 Adjusted EBITDA plus Oct’23 Effective Date Acquisitions(2) EBITDA, which reflects as if Sitio had owned the Oct’23 Effective Date Acquisitions since October 1, 2023

(7) The 4Q23 Stock Acquisition is defined as the acquisition of 522 NRAs in the Permian Basin for shares of Sitio’s Class C Common Stock and a corresponding number of common units representing limited partner interests in Sitio Royalties Operating Partnership, LP, a controlled subsidiary of the Company ("OpCo" and such units, "OpCo Units") that closed on December 8, 2023

(8) Calculated as cash taxes paid of $8 thousand divided by net loss before taxes of $112.9 million for the three months ended December 31, 2023. Calculated as cash taxes paid of $465 thousand divided by net loss before taxes of $112.2 million for the six months ended December 31, 2023. Shown as "NM", or "not meaningful" because the implied reported 4Q 2023 and 2H 2023 cash tax rates are negative

OPERATOR ACTIVITY

The following table summarizes Sitio's net average daily production, pro forma net average daily production, as reported net wells online, pro forma net wells online, as reported net LOS wells, pro forma net LOS wells, as reported net royalty acres by area, and pro forma net royalty acres by area as of December 31, 2023.

	Delaware	Midland	DJ	Eagle Ford	Williston	Appalachia	Anadarko	Total
Average Daily Production (Boe/d) for the three months ended December 31, 2023
As reported	18,566	8,242	3,737	2,789	646	986	810	35,776
% Oil	48%	59%	30%	53%	62%	3%	28%	47%
Pro forma(9)	18,600	8,242	6,346	2,789	646	-	-	36,623
% Oil(9)	48%	59%	35%	53%	62%	NA	NA	49%

Net Well Activity (normalized to 5,000' laterals)
Net wells online as of September 30, 2023	127.1	62.2	37.1	35.7	9.4	3.8	9.9	285.2
As reported net wells online as of December 31, 2023	131.8	65.4	38.9	36.0	9.5	-	-	281.6

Pro forma net wells online as of December 31, 2023(10)	131.8	65.4	57.4	36.0	9.5	-	-	300.1
Pro forma net wells online increase (decrease) since September 30, 2023(10)	4.7	3.2	20.3	0.3	0.1	(3.8)	(9.9)	14.9

Net LOS Wells as of December 31, 2023
As reported net LOS wells	27.4	14.2	2.5	3.4	0.8	-	-	48.3

Pro forma net spuds(4)	17.6	9.0	4.7	2.6	0.5	-	-	34.4
Pro forma net permits(4)	9.8	5.2	2.9	0.8	0.3	-	-	19.0
Pro forma net LOS wells(4)	27.4	14.2	7.6	3.4	0.8	-	-	53.4

Net Royalty Acres (normalized to 1/8th royalty equivalent)
September 30, 2023	152,268	45,366	24,973	21,783	8,202	12,676	9,872	275,140
As reported December 31, 2023	152,664	45,380	24,973	21,077	8,203	-	-	252,297

Pro forma December 31, 2023(11)	152,664	45,380	38,035	21,077	8,203	-	-	265,359
Pro forma NRA increase (decrease) since September 30, 2023(11)	396	14	13,062	(706)	1	(12,676)	(9,872)	(9,781)

(9) Includes 4Q 2023 reported production volumes plus 4Q 2023 production volumes from the Oct’23 Effective Date Acquisitions as if they were owned on October 1, 2023 and excludes 4Q 2023 production volumes from the Appalachian and Anadarko Basin assets that were divested on December 22, 2023

(10) Wells currently online and producing, based on well designations in public data as of December 31, 2023. Pro forma for net wells from the DJ Basin Acquisition as of December 31, 2023 and excludes wells from the Appalachian and Anadarko Basin assets that were divested on December 22, 2023

(11) Includes NRAs from the DJ Basin Acquisition, subject to closing adjustments

MERGERS AND ACQUISITIONS

On December 8, 2023, Sitio closed on the acquisition of 522 NRAs in the Permian Basin (the "4Q23 Stock Acquisition") in exchange for shares of its Class C Common Stock and OpCo Units. The acquired assets produced an average of approximately 46 Boe/d (62% oil) and generated approximately $0.2 million of asset level cash flow for the three months ended December 31, 2023 as if they were owned on October 1, 2023. The 4Q23 Stock Acquisition has an effective date of October 1, 2023 and 4Q 2023 cash flow attributable to the NRAs acquired is included in Sitio's 4Q 2023 Pro Forma DCF.

On December 22, 2023, Sitio closed on the divestiture of all of its mineral and royalty interests in the Anadarko Basin in Oklahoma and the Appalachian Basin in Pennsylvania, Ohio and West Virginia to an undisclosed third party for $114.0 million (the “Appalachian and Anadarko Basins Divestiture”).

In January of 2024, Sitio signed a definitive agreement to acquire 13,062 NRAs primarily in the core of the DJ Basin for $150.0 million, subject to customary closing adjustments. The transaction enhances the Company's DJ Basin footprint, adding high-quality acreage in the Greater Wattenberg Field at a compelling price with visible growth through the first half of 2025 from spuds, permits and acreage in several multi-year CAPs and OGDPs with leading operators such as Chevron Corporation, Occidental Petroleum, and Civitas Resources. Monthly net production on the DJ Basin Acquisition acreage has grown by 89% from December 2022 through December 2023, versus a 7% decline on the divested assets over the same time period. As of December 31, 2023, the DJ Basin Acquisition assets had approximately 18.4 net wells online and 5.1 net LOS wells, comprised of 3.4 net spuds and 1.7 net permits. The transaction is expected to close in early 2Q 2024 with an effective date of October 1, 2023; therefore, DJ Basin Acquisition 4Q 2023 asset level cash flow is included in Sitio's 4Q 2023 Pro Forma DCF. Sitio plans to fund the DJ Basin Acquisition with cash on hand, cash generated from operations and revolving credit facility borrowings.

FINANCIAL UPDATE

Sitio's fourth quarter 2023 average unhedged realized prices including all expected quality, transportation and demand adjustments were $77.91 per barrel of oil, $1.40 per Mcf of natural gas and $18.72 per barrel of natural gas liquids, for a total equivalent price of $43.65 per barrel of oil equivalent. During the fourth quarter of 2023, the Company received $5.9 million in net cash settlements for commodity derivative contracts and as a result, average hedged realized prices were $80.68 per barrel of oil, $1.66 per Mcf of natural gas and $18.72 per barrel of natural gas liquids, for a total equivalent price of $45.43 per barrel of oil equivalent. This represents a $1.06 per barrel of oil equivalent, or a 2.3% decrease relative to hedged realized prices for the three months ended September 30, 2023.

Consolidated net loss for the fourth quarter of 2023 was $91.7 million, compared to consolidated net income of $0.3 million in the third quarter of 2023. This decrease was driven primarily by a $144.5 million non-cash loss on sale from the divestiture of assets in the Appalachian and Anadarko Basins, and lower revenues from decreased average daily production volumes of 1,124 Boe/d, or 3.0% and a $1.06 per Boe decrease in realized hedged commodity prices, offset partially by a non-cash unrealized gain in derivatives of $12.2 million. For the three months ended December 31, 2023, Adjusted EBITDA was $134.9 million, down 5.3% sequentially from third quarter 2023 Adjusted EBITDA, primarily due to decreased average production volumes of 3.0% and a 2.3% decrease in realized hedged prices per Boe.

As of December 31, 2023, the Company had $877.0 million principal value of total debt outstanding (comprised of $277.0 million of borrowings outstanding under Sitio's revolving credit facility and $600.0 million aggregate principal amount of senior unsecured notes) and liquidity of $588.2 million, including $15.2 million of cash and $573.0 million of remaining availability under its $850.0 million credit facility.

Sitio had approximately $0.4 million of realized gains during 4Q 2023 from its interest rate swap, which had a $202.5 million notional amount during the quarter and expired on December 31, 2023. Sitio did not add to or extinguish any of its commodity swaps or collars during the fourth quarter of 2023. A summary of the Company's existing commodity derivative contracts as of December 31, 2023 is included in the table below.

	Oil (NYMEX WTI)
	2024	1H25
Swaps
Bbl per day	3,300	1,100
Average price ($/Bbl)	$82.66	$74.65
Collars
Bbl per day	—	2,000
Average call ($/Bbl)	—	$93.20
Average put ($/Bbl)	—	$60.00
	Gas (NYMEX Henry Hub)
	2024	1H25
Swaps
MMBtu per day	500	—
Average price ($/MMBtu)	$3.41	—
Collars
MMBtu per day	11,400	11,600
Average call ($/MMBtu)	$7.24	$10.34
Average put ($/MMBtu)	$4.00	$3.31

2023 YEAR END PROVED RESERVES

Estimated 2023 year end proved reserves of 85,293 MBOE attributable to Sitio's interests in its underlying acreage are based on a reserve report prepared by the independent petroleum engineering firm of Cawley, Gillespie & Associates, Inc. in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. Of these reserves, approximately 82% were classified as proved developed reserves and 18% were classified as proved undeveloped (“PUD”) reserves. PUD reserves for Sitio included in these estimates relate solely to wells that were spud but not yet producing as of December 31, 2023. The largest driver of year-over-year changes to reserves was extensions of 9,257 MBbls of oil, 26,710 MMcf of natural gas, and 3,723 MBbls of NGLs. Acquisitions increased 2023 year end reserves by 5,803 Mboe; however, the Appalachian and Anadarko Basins Divestiture decreased 2023 year end reserves by 5,340 Mboe, resulting in an overall net increase in 2023 year end reserves from acquisitions and divestitures of 463 Mboe. The following table sets forth information regarding the Company’s net ownership interest in estimated quantities of proved developed and undeveloped oil and natural gas quantities and the changes therein for each of the periods presented.

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Balance as of December 31, 2022	35,057	159,442	18,359	79,989
Revisions	(994)	(289)	1,394	352
Extensions	9,257	26,710	3,723	17,431
Acquisition of reserves	2,682	9,572	1,525	5,803
Divestiture of reserves	(826)	(22,029)	(843)	(5,340)
Production	(6,344)	(23,136)	(2,742)	(12,942)
Balance as of December 31, 2023	38,832	150,270	21,416	85,293

Proved developed and undeveloped reserves:	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Developed as of December 31, 2022	27,407	133,489	15,169	64,824
Undeveloped as of December 31, 2022	7,650	25,953	3,190	15,165
Balance at December 31, 2022	35,057	159,442	18,359	79,989

Developed as of December 31, 2023	30,537	127,170	18,167	69,899
Undeveloped as of December 31, 2023	8,295	23,100	3,249	15,394
Balance at December 31, 2023	38,832	150,270	21,416	85,293

2024 FULL YEAR FINANCIAL AND OPERATIONAL GUIDANCE

The table below includes Sitio's guidance for full year 2024 and includes impacts from the DJ Basin Acquisition as if the transaction had closed on January 1, 2024. The 36,500 Boe/d midpoint of the pro forma average daily production range is in-line with pro forma average daily production of 36,623 Boe/d for 4Q 2023 and reflects the Company's current expectations for operator activity on its acreage. Full year 2024 Cash G&A guidance is inclusive of a 25%+ increase in headcount since the end of 2022 and technology development and enhancement projects that are expected to further streamline the Company's large-scale minerals acquisitions and management.

Full Year 2024 Guidance	Low	High
Pro Forma Average Daily Production(2)
Pro forma average daily production (Boe/d)(2)	35,000	38,000
Pro forma average daily production (% oil)(2)	49%	51%

Expenses and Taxes
Cash G&A ($ in millions)	$31.5	$33.5
Production taxes (% of royalty revenue)	7.5%	9.5%
Cash taxes ($ in millions)(12)	$30.0	$37.0

(2) Includes production from the DJ Basin Acquisition for full year 2024 as if the transaction had closed on January 1, 2024

(12) Cash tax guidance range is based on expectations at current strip pricing

RETURN OF CAPITAL

The Company's Board of Directors declared a cash dividend of $0.51 per share of Class A Common Stock with respect to the fourth quarter of 2023. The dividend is payable on March 28, 2024 to the stockholders of record at the close of business on March 15, 2024. Based on a 65% payout ratio of fourth quarter 2023 DCF and not including the pro forma impacts from the Oct’23 Effective Date Acquisitions, Sitio's quarterly dividend would have been approximately $0.47 per Class A common share; however, the Company's Board of Directors approved a fourth quarter 2023 dividend of $0.51 per Class A common share, which equates to a 65% payout ratio including pro forma DCF for the full three months ended December 31, 2023.

On February 28, 2024, the Company's Board of Directors also authorized a share repurchase program up to $200 million, and updated its return of capital framework to include share repurchases. The Company has revised its return of capital framework to allow more flexibility to maximize shareholder returns based on market conditions, business outlook, and stock price. The Company plans to continue to allocate a minimum of 65% of DCF to return of capital, comprised of a minimum of 35% of DCF in cash dividends and at least 30% of DCF comprised of additional cash dividends, share repurchases, or a mix of both.

Repurchases may be made from time to time through various methods, including but not limited to open market transactions, privately negotiated transactions, and by other means in accordance with applicable state and federal securities laws, certain of which may be made pursuant to trading plans meeting the requirements of Rule 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. The timing of repurchases under the repurchase program, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including the market price of the Company's Common Stock, oil and gas commodity prices, general market and economic conditions, available liquidity, compliance with the Company's debt and other agreements, applicable legal requirements and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be modified, suspended, or discontinued at any time without prior notice. The Company is not obligated to purchase any dollar amount or number of shares under the repurchase program.

FOURTH QUARTER 2023 EARNINGS CONFERENCE CALL

Sitio will host a conference call at 8:30 a.m. Eastern on Thursday, February 29, 2024 to discuss its fourth quarter and full year 2023 operating and financial results. Participants can access the call by dialing 1-833-470-1428 in the United States, or 1-404-975-4839 in other locations, with access code 911248 or by webcast at https://events.q4inc.com/attendee/149886582. Participants may also pre-register for the event via the following link: https://www.netroadshow.com/events/login?show=8838c4a3&confId=59569. The conference call, live webcast, and replay can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.

UPCOMING INVESTOR CONFERENCES

Members of Sitio's management team will be attending Piper Sandler's 24th Annual Energy Conference from March 18 - 20, 2024 and KeyBanc Capital Markets' Minerals Spotlight virtual event on March 26, 2024. Presentation materials associated with these events will be accessible through the Investor Relations section of Sitio's website at www.sitio.com.

FINANCIAL RESULTS

Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Production Data:
Crude oil (MBbls)	1,558	892	6,344	2,861
Natural gas (MMcf)	5,923	3,049	23,136	9,531
NGLs (MBbls)	746	341	2,742	1,100
Total (MBoe)(6:1)	3,291	1,741	12,942	5,550
Average daily production (Boe/d)(6:1)	35,776	18,925	35,457	15,204
Average Realized Prices:
Crude oil (per Bbl)	$77.91	$81.84	$75.80	$93.05
Natural gas (per Mcf)	$1.40	$4.33	$1.77	$5.50
NGLs (per Bbl)	$18.72	$26.44	$19.21	$33.51
Combined (per Boe)	$43.65	$54.68	$44.39	$64.05
Average Realized Prices After Effects of Derivative Settlements:
Crude oil (per Bbl)	$80.68	$87.21	$78.62	$95.65
Natural gas (per Mcf)	$1.66	$4.35	$2.06	$5.46
NGLs (per Bbl)	$18.72	$26.44	$19.21	$33.51
Combined (per Boe)	$45.43	$57.48	$46.30	$65.33

Selected Expense Metrics

	Three Months Ended December 31,
	2023	2022
Severance and ad valorem taxes	9.8%	7.9%
Depreciation, depletion and amortization ($/Boe)	$20.85	$21.37
General and administrative ($/Boe)	$3.60	$10.44
Cash G&A ($/Boe)	$1.99	$2.27
Interest expense, net ($/Boe)	$6.59	$10.00

Consolidated Balance Sheets

(In thousands except par and share amounts)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$15,195	$18,818
Accrued revenue and accounts receivable	107,347	142,010
Prepaid assets	12,362	12,489
Derivative asset	19,080	18,874
Total current assets	153,984	192,191

Property and equipment
Oil and natural gas properties, successful efforts method:
Unproved properties	2,698,991	3,244,436
Proved properties	2,377,196	1,926,214
Other property and equipment	3,711	3,421
Accumulated depreciation, depletion, amortization, and impairment	(498,531)	(223,214)
Total property and equipment, net	4,581,367	4,950,857

Long-term assets
Long-term derivative asset	3,440	13,379
Deferred financing costs	11,205	7,082
Operating lease right-of-use asset	5,970	5,679
Other long-term assets	2,835	1,714
Total long-term assets	23,450	27,854

TOTAL ASSETS	$4,758,801	$5,170,902

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$30,050	$21,899
Warrant liability	—	2,950
Operating lease liability	1,725	1,563
Total current liabilities	31,775	26,412

Long-term liabilities
Long-term debt	865,338	938,896
Deferred tax liability	259,870	313,607
Non-current operating lease liability	5,394	5,303
Other long-term liabilities	1,150	89
Total long-term liabilities	1,131,752	1,257,895

Total liabilities	1,163,527	1,284,307

Commitments and contingencies (see Note 16)

Equity
Class A Common Stock, par value $0.0001 per share; 240,000,000 shares authorized; 82,451,397 and 80,804,956 shares issued and 82,451,397 and 80,171,951 outstanding at December 31, 2023 and December 31, 2022, respectively	8	8
Class C Common Stock, par value $0.0001 per share; 120,000,000 shares authorized; 74,965,217 and 74,347,005 shares issued and 74,939,080 and 74,347,005 outstanding at December 31, 2023 and December 31, 2022, respectively	8	7
Additional paid-in capital	1,796,147	1,750,640
Accumulated deficit	(187,738)	(9,203)
Class A Treasury Shares, 0 and 633,005 shares at December 31, 2023 and December 31, 2022, respectively	—	(19,085)
Class C Treasury Shares, 26,137 and 0 shares at December 31, 2023 and December 31, 2022, respectively	(677)	—
Noncontrolling interest	1,987,526	2,164,228
Total equity	3,595,274	3,886,595

TOTAL LIABILITIES AND EQUITY	$4,758,801	$5,170,902

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended December 31,
	2023	2022	2021
Revenues:
Oil, natural gas and natural gas liquids revenues	$574,542	$355,430	$118,548
Lease bonus and other income	18,814	14,182	2,040
Total revenues	593,356	369,612	120,588

Operating expenses:
Management fees to affiliates	—	3,241	7,480
Depreciation, depletion and amortization	291,320	104,511	40,906
General and administrative	49,620	42,299	12,998
Severance and ad valorem taxes	46,939	25,572	6,934
Impairment of oil and gas properties	25,617	—	—
Deferred offering costs write off	—	—	2,396
Loss on sale of oil and gas properties	144,471	—	—
Total operating expenses	557,967	175,623	70,714

Net income from operations	35,389	193,989	49,874

Other income (expense):
Interest expense, net	(93,413)	(35,499)	(1,893)
Change in fair value of warrant liability	2,950	3,662	—
Loss on extinguishment of debt	(21,566)	(11,487)	—
Commodity derivatives gains	15,199	39,037	—
Interest rate derivatives gains	462	110	—
Net income (loss) before taxes	(60,979)	189,812	47,981

Income tax benefit (expense)	14,284	(5,681)	(486)

Net income (loss)	(46,695)	184,131	47,495
Net income attributable to Predecessor	—	(78,104)	(47,495)
Net income attributable to temporary equity	—	(90,377)	—
Net (income) loss attributable to noncontrolling interest	31,159	51	—
Net income (loss) attributable to Class A stockholders	$(15,536)	$15,701	$—

Net income (loss) per Class A common share
Basic	$(0.20)	$1.10	—
Diluted	$(0.20)	$1.10	—

Weighted average Class A common shares outstanding
Basic	81,269	13,723	—
Diluted	81,269	13,723	—

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	$(46,695)	$184,131	$47,495
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	291,320	104,511	40,906
Amortization of deferred financing costs and long-term debt discount	5,534	6,546	440
Share-based compensation	18,867	9,250	—
Change in fair value of warrant liability	(2,950)	(3,662)	—
Loss on extinguishment of debt	21,566	11,487	—
Impairment of oil and gas properties	25,617	—	—
Commodity derivative gains	(15,199)	(39,037)	—
Net cash received for commodity derivative settlements	24,613	7,104	—
Interest rate derivative gains	(462)	(110)	—
Net cash received (paid) for interest rate derivative settlements	781	(209)	—
Loss on sale of oil and gas properties	144,471	—	—
Deferred tax (benefit) expense	(42,946)	1,631	—
Deferred offering cost write off	—	—	2,396
Change in operating assets and liabilities:
Accrued revenue and accounts receivable	33,564	(25,313)	(27,697)
Prepaid assets	19,550	(616)	(97)
Other long-term assets	2,089	(3,652)	—
Accounts payable and accrued expenses	8,810	(88,558)	1,673
Due to affiliates	—	(380)	325
Operating lease liabilities and other long-term liabilities	(1,030)	1,837	488
Net cash provided by operating activities	487,500	164,960	65,929

Cash flows from investing activities:
Acquisition of Falcon, net of cash	—	4,484	—
Acquisition of Brigham, net of cash	—	11,054	—
Predecessor cash not contributed in the Falcon Merger	—	(15,228)	—
Purchases of oil and gas properties, net of post-close adjustments	(170,545)	(557,569)	(38,470)
Proceeds from sale of oil and gas properties	113,298	—	(137)
Other, net	(2,479)	(840)	(136)
Net cash used in investing activities	(59,726)	(558,099)	(38,743)

Cash flows from financing activities:
Borrowings on credit facilities	644,500	348,895	147,000
Repayments on credit facilities	(877,500)	(209,000)	(46,500)
Issuance of 2026 Senior Notes	—	444,500	—
Repayments on 2026 Senior Notes	(438,750)	(11,250)	—
Issuance of 2028 Senior Notes	600,000	—	—
Borrowings on Bridge Loan Facility	—	425,000	—
Repayments on Bridge Loan Facility	—	(425,000)	—
Debt issuance costs	(22,060)	(24,889)	(1,588)
Debt extinguishment costs	(12,176)	—	—
Distributions paid to Temporary Equity	—	(115,375)	—
Distributions to noncontrolling interest	(158,968)	(13,318)	(60,882)
Dividends paid to Class A stockholders	(161,951)	(18,165)	—
Dividend equivalent rights paid	(1,048)	(579)	—
Issuance of equity in consolidated subsidiary	—	—	1,467
Capital contributions	—	—	8,000
Distributions to partners	—	—	(67,500)
Cash paid for taxes related to net settlement of share-based compensation awards	(3,444)	—	—
Deferred initial public offering costs	—	(61)	(2,335)
Other	—	(1,180)	—
Net cash (used in) provided by financing activities	(431,397)	399,578	(22,338)

Net change in cash and cash equivalents	(3,623)	6,439	4,848
Cash and cash equivalents, beginning of period	18,818	12,379	7,531
Cash and cash equivalents, end of period	$15,195	$18,818	$12,379

Supplemental disclosure of non-cash transactions:
Increase (decrease) in current liabilities for additions to property and equipment:	$(12)	$(379)	446
Oil and gas properties acquired through issuance of Class C Common Stock and common units in consolidated subsidiary:	70,740	3,348,216	—
Oil and gas properties acquired through issuance of equity in consolidated subsidiary:	—	—	572,166
Oil and gas properties acquired through deemed distribution in connection with common control transaction:	—	—	37,459
Temporary equity cumulative adjustment to redemption value:	—	706,940	—

Supplemental disclosure of cash flow information:
Cash paid for income taxes:	$9,276	$1,866	$25
Cash paid for interest expense:	77,310	29,030	1,268

Non-GAAP financial measures

Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, Pro Forma Discretionary Cash Flow and Cash G&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends over the long term without regard to financing methods, capital structure or historical cost basis. Sitio believes that these non-GAAP financial measures provide useful information to Sitio's management and external users because they allow for a comparison of operating performance on a consistent basis across periods.

We define Adjusted EBITDA as net income (loss) plus (a) interest expense, (b) provisions for income taxes, (c) depreciation, depletion and amortization, (d) non-cash share-based compensation expense, (e) impairment of oil and gas properties, (f) gains or losses on unsettled derivative instruments, (g) change in fair value of warrant liability, (h) management fee to affiliates, (i) loss on extinguishment of debt (j) merger-related transaction costs, (k) write off of financing costs, and (l) loss on sale of oil and gas properties.

We define Pro Forma Adjusted EBITDA as Adjusted EBITDA plus (a) Oct’23 Effective Date Acquisitions EBITDA from October 1, 2023 to December 31, 2023 that is not included in Adjusted EBITDA for the three months ended December 31, 2023 and (b) Brigham Minerals EBITDA October 1 to December 28, 2022.

We define Brigham Minerals EBITDA October 1 to December 28, 2022 as the EBITDA from October 1, 2022 through December 28, 2022 of the assets acquired from Brigham Minerals on December 29, 2022.

We define Discretionary Cash Flow for time periods prior to 2024 as Adjusted EBITDA, less cash and accrued interest expense and cash taxes.

We define Discretionary Cash Flow in 2024 as Adjusted EBITDA, less cash and accrued interest and estimated cash taxes.

We define Pro Forma Discretionary Cash Flow as Discretionary Cash Flow plus (a) Oct’23 Effective Date Acquisitions Discretionary Cash Flow from October 1, 2023 to December 31, 2023 that is not included in Discretionary Cash Flow for the three months ended December 31, 2023 and (b) Brigham Minerals Discretionary Cash Flow October 1 to December 28, 2022.

We define Brigham Minerals Discretionary Cash Flow October 1 to December 28, 2022 as the DCF from October 1, 2022 through December 28, 2022 of the assets acquired from Brigham Minerals on December 29, 2022.

We define Cash G&A as general and administrative expense less (a) non-cash share-based compensation expense, (b) merger-related transaction costs and (c) rental income.

We define Loss on sale of oil and natural gas properties as the non-cash losses incurred from the Appalachian and Anadarko Basins Divestiture in December 2023.

These non-GAAP financial measures do not represent and should not be considered an alternative to, or more meaningful than, their most directly comparable GAAP financial measures or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Our computations of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, Pro Forma Discretionary Cash Flow and Cash G&A may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated (in thousands).

	Three Months Ended December 31,
	2023	2022
Net income (loss)	$(91,716)	$4,585
Interest expense, net	21,678	17,403
Income tax (benefit) expense	(21,168)	475
Depreciation, depletion and amortization	68,602	37,209
Impairment of oil and natural gas properties	—	—
Loss on sale of oil and natural gas properties	144,471	—
EBITDA	$121,867	$59,672
Non-cash share-based compensation expense	4,393	4,303
Losses (gains) on unsettled derivative instruments	(12,194)	19,017
Change in fair value of warrant liability	—	180
Loss on debt extinguishment	20,096	—
Merger-related transaction costs	745	9,922
Write off of financing costs	—	—
Adjusted EBITDA	$134,907	$93,094
Brigham Minerals EBITDA October 1 to December 28, 2022	—	76,367
Oct'23 Effective Date Acquisitions EBITDA	8,705	—
Pro Forma Adjusted EBITDA	$143,612	$169,461

The following table presents a reconciliation of Discretionary Cash Flow and Pro Forma Discretionary Cash Flow to the most directly comparable GAAP financial measure for the periods indicated (in thousands).

	Three Months Ended December 31,
	2023	2022
Cash flow from operations	$132,682	$(6,115)
Interest expense, net	21,678	17,403
Income tax (benefit) expense	(21,168)	475
Deferred tax benefit (expense)	27,839	1,014
Changes in operating assets and liabilities	(25,610)	71,522
Amortization of deferred financing costs and long-term debt discount	(1,259)	(1,127)
Merger-related transaction costs	745	9,922
Adjusted EBITDA	$134,907	$93,094
Less:
Cash and accrued interest expense	19,628	15,641
Cash taxes	8	—
Discretionary Cash Flow	$115,271	$77,453
Brigham Minerals Discretionary Cash Flow October 1 to December 28, 2022	—	66,799
Oct'23 Effective Date Acquisitions Discretionary Cash Flow	8,705	—
Pro Forma Discretionary Cash Flow	$123,976	$144,252

The following table presents a reconciliation of Cash G&A to the most directly comparable GAAP financial measure for the periods indicated (in thousands).

	Three Months Ended December 31,
	2023	2022
General and administrative expense	$11,834	$18,182
Less:
Non-cash share-based compensation expense	4,393	4,303
Merger-related transaction costs	745	9,922
Rental income	135	—
Cash G&A	$6,561	$3,957

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 250,000 NRAs through the consummation of over 190 acquisitions and portfolio management to date. More information about Sitio is available at www.sitio.com.

Forward-Looking Statements

This news release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company's expected results of operations, cash flows, financial position and future dividends; as well as future plans, expectations and objectives for the Company’s operations, including statements about our return of capital framework, our share repurchase program, the implementation thereof and the intended benefits, financial and operational guidance, strategy, synergies, certain levels of production, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. Factors that could materially impact such forward-looking statements include, but are not limited to: commodity price volatility, the global economic uncertainty related to the large-scale invasion of Ukraine by Russia, the conflict in the Israel-Gaza region and continued hostilities in the Middle East, the collapse of certain financial institutions and associated liquidity risks, announcements of voluntary production cuts by OPEC+ and others, and those other factors discussed or referenced in the "Risk Factors" section of Sitio’s Annual Report on Form 10-K, for the year ended December 31, 2023 and other publicly filed documents with the SEC. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

IR contact:

Ross Wong

(720) 640–7647

IR@sitio.com